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                                                                    EXHIBIT 5.1




July 30, 1997


Commercial Metals Company
7800 Stemmons Freeway
Dallas, Texas  75247


     Re: Registration of $50,000,000 of 6.80% Notes Due August 1, 2007

Gentlemen:

     We have acted as special counsel to Commercial Metals Company, a Delaware corporation (the "Company"), in connection with the registration and sale under the Securities Act of 1933, as amended (the "Securities Act"), of $50,000,000 in principal amount of its 6.80% Notes Due August 1, 2007 (the "Notes Due 2007") pursuant to an Indenture dated as of July 31, 1995 by and between The Chase Manhattan Bank (the "Trustee") and the Company (the "Indenture"). We have participated in the filing of the Registration Statement on Form S-3, SEC File No. 33-60809 of the Company, as amended (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act in connection with the public offering of the Notes Due 2007. The Notes Due 2007 are being sold to Goldman, Sachs & Co., Lehman Brothers and Morgan Stanley & Co. Incorporated (the "Underwriters") pursuant to (i) an Underwriting Agreement dated July 26, 1995, by and among the Company and the Underwriters (the "Underwriting Agreement") and (ii) a Pricing Agreement (the "Pricing Agreement") dated July 30, 1997, by and among the Company and the Underwriters.

     In connection therewith, we have examined and relied upon the original, or copies certified to our satisfaction, of (i) the Certificate of Incorporation and the Bylaws of the Company; (ii) minutes and records of the corporate proceedings of the Company with respect to the issuance by the Company of the Notes Due 2007; (iii) the Registration Statement and all exhibits thereto; (iv) the Underwriting Agreement; (v) the Pricing Agreement; (vi) the Indenture;
(vii) the form of Notes Due 2007; and (viii) such other documents and instruments as we have deemed necessary for the expression of the opinions contained herein.

     In making the foregoing examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies thereof and the authenticity of the originals of such latter documents. As to various questions of fact material to this opinion, where such facts


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have not been independently established, and as to the content and form of the
Certificate of Incorporation, the Bylaws, certain minutes, records, resolutions and other documents or writings of the Company, we have relied, to the extent we have deemed reasonably appropriate, upon representations or certificates of officers, directors and agents of the Company, upon documents, records and instruments furnished to us by the Company, without independent check or verification of their accuracy, and upon governmental officials. In rendering the opinions expressed below, we have assumed (i) the due execution and delivery of the Indenture by the Trustee, and (ii) that the Indenture constitutes the legal, valid and binding obligation of the Trustee.

     Based upon the foregoing, and having due regard for such legal considerations as we deem relevant, we are of the opinion that when the Notes Due 2007 have been duly executed and delivered by the Company, authenticated by the Trustee and issued and paid for in accordance with the terms of the Underwriting Agreement, the Pricing Agreement and the Indenture, the Notes Due 2007 will be valid and legally binding obligations of the Company, enforceable in accordance with their terms except as enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect affecting the rights of creditors generally, (ii) provisions of applicable law pertaining to the voidability of preferential or fraudulent transfers and conveyances and (iii) the fact that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. In addition, certain other provisions of the Notes Due 2007 may be unenforceable in whole or in part under the laws (including judicial decisions) of the State of New York or the United States of America; provided, however, that the inclusion of any such provisions and any limitations imposed by such laws on the enforceability of the Notes Due 2007 will not affect the validity or enforceability as a whole of any of the Notes Due 2007 and will not prevent the holders thereof from the ultimate realization of the practical rights and benefits afforded by such documents, except for the economic consequences of any judicial, administrative or other procedural delay which may result from the application of any such law.

     The opinions expressed above are specifically limited to the laws of the State of New York, the General Corporation Laws, as amended, of the State of Delaware, and the federal laws of the United States of America.

     This opinion (i) is rendered solely for your benefit in connection with the issuance of the Notes Due 2007, (ii) may not be used or relied upon by any other person and may not be disclosed, quoted, filed with a governmental agency or otherwise referred to without our prior written consent, (iii) is rendered as of the date hereof, and we undertake no, and hereby disclaim any kind of, obligation to advise you of any change or any new developments that might affect any matters or opinions set forth herein,


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and (iv) is limited to the matters stated herein and no opinions may be inferred or implied beyond the matters expressly stated herein.

     We hereby consent to the incorporation by reference of this opinion in the Registration Statement.

                                        Very truly yours,

                                        /s/ HAYNES AND BOONE, LLP

                                        Haynes and Boone, LLP